Exhibit 8.1

SUBSIDIARIES OF THE COMPANY

Subsidiary Name	Jurisdiction of Incorporation/Formation

Scythian Biosciences Inc.	Federal Laws of Canada
Go Green B.C. Medicinal Marijuana Ltd.	Province of British Columbia